Exhibit 99.1

AWBC – 2009 Q4 Results

February 19, 2010

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES FOURTH QUARTER AND YEAR END

        2009 FINANCIAL RESULTS AND ENGAGEMENT OF NEW FINANCIAL ADVISOR

SPOKANE, WASHINGTON - AmericanWest Bancorporation (NASDAQ: AWBC) today announced fourth quarter and year-end 2009 financial results, which included the following:

•

Total balance sheet liquidity at December 31, 2009 remained steady compared to the prior quarter end, with $251 million of liquid assets (comprised of cash, cash equivalents and securities), and increased by $118 million from year end 2008.

•	Loans ended the quarter at $1.27 billion, a reduction of $99 million, or 7%, from September 30, 2009 and a reduction of $353 million, or 22%, over the past year.

•

Total deposits declined by 3% to $1.51 billion at December 31, 2009 as compared to $1.55 billion at September 30, 2009, as was expected based on reduced funding requirements resulting from loan repayments and foreclosed property liquidations during the quarter.

•	Fourth quarter 2009 net interest margin was 3.54%, flat to the previous quarter and up 15 basis points over the fourth quarter of 2008.

•	Provision for loan losses was $15.9 million for the fourth quarter of 2009 as compared to $9.0 million for the third quarter of 2009 and $40.3 million for the fourth quarter of 2008.

•	Net charge-offs for the fourth quarter of 2009 were $9.8 million as compared to $8.7 million for the third quarter of 2009 and $32.2 million for the fourth quarter of 2008.

•	Non-performing assets at December 31, 2009 increased by $4.0 million, or 3%, as compared to the prior quarter.

•	Total non-interest expense for the fourth quarter of 2009 included $15.2 million of foreclosed property expense, including $13.0 million of valuation adjustments.

For the quarter ended December 31, 2009, AmericanWest Bancorporation (Company) reported a net loss of $17.7 million, or $1.03 per share, as compared to a net loss of $28.4 million, or $1.65 per share, for the third quarter of 2009 and a net loss of $57.7 million, or $3.35 per share, for the fourth quarter of 2008. Excluding a goodwill impairment charge, the net loss for the third quarter of 2009 would have been $9.5 million, or $0.55 per share.

For the year ended December 31, 2009, the Company reported a net loss of $71.1 million, or $4.13 per share, as compared with a net loss of $192.4 million, or $11.18 per share, for 2008. Excluding $18.9 million and $109.0 million goodwill impairment charges during the years ended December 31, 2009 and 2008, respectively, the net losses would have been $52.3 million ($3.04 per share) and $83.4 million ($4.84 per share).

AWBC – 2009 Q4 Results

February 19, 2010

Net Interest Margin:

The tax-equivalent net interest margin for the fourth quarter of 2009 of 3.54% was flat to the previous quarter and up 15 basis points from the same period in 2008, principally driven by a reduction in the average cost of deposits.

The average yield on loans for the fourth quarter was 5.81%, an increase of 1 basis point from the prior quarter, and a decrease of 18 basis points from the same period in 2008. The loan yield for the fourth quarter of 2009 was reduced by 50 basis points due to the total impact of non-accrual loans, including both reversed and forgone interest. The average prime rate (the base index for approximately 29% of the Company’s loan portfolio) for the fourth quarter of 2009 was 3.25% as compared to 4.06% for the fourth quarter of 2008.

The average cost of interest bearing deposits for the fourth quarter was 1.66%, a decrease of 25 basis points from the third quarter of 2009 and a decrease of 115 basis points from the fourth quarter of 2008. The cost of borrowed funds, including FHLB advances and junior subordinated debt, was 4.34% for the fourth quarter of 2009, an increase of 75 basis points from the third quarter of 2009, and a decrease of 2 basis points from the fourth quarter of 2008, due mainly to the mix of borrowings. The average cost of interest bearing liabilities for the fourth quarter of 2009 was 1.88%, as compared to 2.10% for the third quarter of 2009, and 3.01% for the fourth quarter of 2008. The Company’s cost of funds inclusive of non-interest bearing deposits was 1.53% for the fourth quarter of 2009 as compared to 1.74% for the third quarter of 2009, and 2.49% for the same period of 2008.

The tax-equivalent net interest margin for the year ended December 31, 2009 was 3.43%, as compared to 4.03% for the similar period of the prior year. The decrease is principally due to a 116 basis point decrease in the yield on interest earning assets, partially offset by a decline in the cost of funds of 82 basis points. The average yield on loans was 5.71% for 2009, a decrease of 90 basis points from the same period of the prior year. The total impact of non-accrual loans, including both reversed and forgone interest, was 58 basis points on the loan yield for the year ended December 31, 2009. The cost of interest bearing deposits was 2.06% for the year ended December 31, 2009, a decrease of 75 basis points from the prior year.

Loans:

Total outstanding loans as of December 31, 2009 were $1.27 billion, as compared to $1.37 billion at September 30, 2009, and $1.62 billion at December 31, 2008. The linked-quarter reduction was principally driven by declines of $61 million in construction and development loans (including $16.3 million transferred to foreclosed real estate and $8.6 million in charge-offs) and $21 million in agricultural loans. Total average loans outstanding for the fourth quarter of 2009 were $1.34 billion, a decrease of $102 million from the prior quarter end and $343 million the same period in 2008.

Asset Quality:

Total non-performing assets, net of government guarantees on loans, were 9.58% of total assets at December 31, 2009 as compared to 8.87% of total assets at September 30, 2009, and 5.74% of total assets at December 31, 2008. Non-performing loans, net of government guaranteed amounts, represented 8.28% of total loans at December 31, 2009 as compared to 7.30% of total loans at September 30, 2009 and 5.65% of total loans at December 31, 2008. Non-performing loans reported as of December 31, 2009 reflected cumulative charge-offs of $24.3 million, of which $20.7 million were recognized during the year ended December 31, 2009. The

AWBC – 2009 Q4 Results

February 19, 2010

increase in non-performing loans during the fourth quarter of 2009 was principally attributable to deterioration in borrower financial capacity identified subsequent to year end on two commercial real estate loans with an aggregate combined balance of approximately $20 million. One loan is related to a lodging and entertainment complex located adjacent to a National Park in Utah and the other is related to a ski facility and golf course property in New Hampshire, which is owned and operated by a Utah-based company. “Otherwise promising progress on the asset quality front for the fourth quarter was largely offset by two large real estate loans being moved to non-accrual status,” remarked Patrick J. Rusnak, President and Chief Executive Officer. “We are continuing to witness the impact of a recessionary economic climate and declining real estate values in both the residential and commercial sectors that, regrettably, have pushed some borrowers and financed projects to or past the edge of financial viability. In instances where it makes sense for our Bank, we consider alternatives to restructure debt in a manner that complies with regulatory guidance for prudent workouts. This approach does, however, require that a borrower be cooperative and a project generate sustained cash flow, which can be a tall order in many cases.”

Foreclosed property at December 31, 2009 totaled $53.4 million and consisted of 45 properties, as compared to $56.3 million (34 properties) at September 30, 2009, and $15.8 million (22 properties) as of December 31, 2008. The value of the largest property being carried at December 31, 2009 was $9.7 million for a residential development project in Spokane County, Washington. During the fourth quarter of 2009, 11 foreclosed properties with an aggregate carrying value of $11.3 million were sold, resulting in a pre-tax loss of $567 thousand. In addition, during the fourth quarter of 2009, $13.0 million of impairment charges were recognized on foreclosed real estate based upon updated appraisals or adjustments in listing prices based upon observed market conditions. The $53.4 million carrying value of foreclosed property as of December 31, 2009 was net of $60.3 million of loan charge-offs recognized prior to foreclosure and $15.4 of valuation adjustments recognized subsequent to ownership transfer. Foreclosure action has been initiated on substantially all real estate secured non-performing loans, and the Company expects to obtain ownership of approximately $16.9 million of additional real estate collateral during the first quarter of 2010. Further, management expects to complete the sale of approximately $7.8 million of foreclosed property during the first quarter of 2010, without incurring any additional material losses.

At December 31, 2009, the Company had approximately $80.6 million of loans which were not classified as non-performing but were internally identified as potential problem loans due to management’s concerns about the borrower’s financial condition. This represented approximately 6.3% of total outstanding loans, as compared to 5.3% at September 30, 2009.

The Company recognized a fourth quarter 2009 provision for loan losses of $15.9 million or 4.70% of average loans on an annualized basis, as compared to $9.0 million, or 2.48% of average loans on an annualized basis, for the quarter ended September 30, 2009. For the quarter ended December 31, 2008, the Company recognized a provision for loan losses of $40.3 million, or 9.54% of average loans on an annualized basis. For the quarter ended December 31, 2009, net charge-offs were $9.8 million, or 2.92% of average loans annualized, as compared to $8.7 million, or 2.40% of average loans annualized, for the quarter ended September 30, 2009 and $32.2 million, or 7.61% of average loans annualized, for the fourth quarter of 2008.

For the year ended December 31, 2009, the Company recognized a provision for loan losses of $50.3 million, or 3.39% of average loans annualized, as compared to $97.2 million and 5.54% for the prior year period.

It is the Company’s general policy to recognize as charge-offs any specific loan impairments for known losses in lieu of carrying such amounts as a loan specific component of the allowance for credit losses. The allowance for credit losses, which is comprised of the allowance for loan losses and reserve for unfunded commitments,

AWBC – 2009 Q4 Results

February 19, 2010

was $39.5 million, or 3.10% of total loans at December 31, 2009, an increase of 66 basis points from September 30, 2009 and an increase of 31 basis points from December 31, 2008. Included in the allowance for loan losses at December 31, 2009 was $4.5 million of specific reserves associated with 6 individual loans.

Deposits and Liquidity:

Total average interest bearing deposits for the fourth quarter of 2009 were $1.25 billion as compared to $1.24 billion in the third quarter of 2009 and $1.27 billion in the fourth quarter of 2008. Total average non-interest bearing demand deposits for the fourth quarter of 2009 were $303.0 million, an increase of $16.0 million over the third quarter, and a decline of $6.1 million from the fourth quarter of the prior year. Total average interest bearing demand deposit balances increased $41.1 million during the quarter and increased $93.2 million, or 72%, over the last 12 months. The average balance of certificates of deposit decreased $18.6 million, or 3%, during the fourth quarter of 2009 and decreased $52.0 million, or 7%, as compared to the fourth quarter of 2008. The decrease in certificates of deposit from the prior year was principally the result of a reduction in brokered certificates which matured during fourth quarter of 2008 and first half of 2009.

Total deposits as of December 31, 2009 were $1.51 billion, a decrease of 3% from September 30, 2009 and a decrease of 4% from December 31, 2008. Total brokered certificates of deposit at December 31, 2009 were $2.5 million, a reduction of $50.0 million from December 31, 2008.

The reduction in loans, both through principal repayments and collateral liquidation, and the continued stability of the core deposit base have reduced the Company’s reliance on borrowings to fund its liquidity needs over the past year. Total FHLB and other borrowings at December 31, 2009 were $63.7 million, a decrease of $45.5 million from September 30, 2009 and a decrease of $79.3 million from December 31, 2008.

“Our improved liquidity position was built on the foundation of core deposits, loyal customers and employees dedicated to delivering great service,” remarked Rusnak. “In the case of non-interest bearing deposits, which increased by 6% on an average-balance basis during the fourth quarter, we have nearly 50,000 accounts with an average life of 90 months.”

As of December 31, 2009, the Bank had total available secured borrowing capacity of approximately $184.3 million through facilities at the FHLB and the Federal Reserve Bank of San Francisco (Fed) Discount Window program. As of December 31, 2009, the Bank had no borrowings from the Fed Discount Window.

Non-interest Income:

Non-interest income was $3.5 million for the quarter ended December 31, 2009 as compared to $4.7 million for the quarter ended September 30, 2009, and $4.1 million for the same period of the prior year. Fees on mortgage loan sales increased $85 thousand from the preceding quarter and $346 thousand, or 52%, as compared to the fourth quarter of 2008. Fees and service charges on deposits as compared to the prior quarter decreased $192 thousand, or 8%, due to lower overdraft and debit card fees. Fees and service charges on deposits as compared to the same period of the prior year decreased $295 thousand, or 11%, due mainly to lower overdraft fees, which declined $235 thousand. Included in other non-interest income for the third quarter of 2009 was $435 thousand related to the sale of a merchant bankcard portfolio.

Non-interest income for the year ended December 31, 2009 was $20.9 million, as compared to $18.7 million for 2008. Fees and service charges on deposits declined $1.6 million as compared to the same period of the prior year due mainly to a decrease in overdraft fees. Fees on mortgage loan sales increased $3.2 million due to

AWBC – 2009 Q4 Results

February 19, 2010

higher volumes of activity and the market for residential loans, mostly realized during the first half of 2009. Other non-interest income increased $690 thousand as compared to the prior year.

Non-interest Expense:

Non-interest expense for the fourth quarter of 2009 was $32.3 million, as compared to $38.5 million for the third quarter of 2009 and $27.3 million for the fourth quarter of 2008. The third quarter of 2009 included a goodwill impairment charge of $18.9 million, which was based on annual impairment testing results and eliminated the remaining carrying balance of goodwill. Excluding the goodwill impairment charge, non-interest expense for the three months ended September 30, 2009 would have been $19.6 million. Salaries and employee benefits expense for the fourth quarter of 2009 was $7.6 million, down $488 thousand (6%) from the third quarter of 2009 and $2.9 million (28%) from the same period in 2008. The reduction in this expense category is principally due to workforce reduction efforts that were initiated during the fourth quarter of 2008, and the number of full-time equivalent employees has been reduced by 20% as a result of those efforts. Additional cost savings were achieved in the occupancy and equipment expense area, with fourth quarter 2009 expense declining by $400 thousand (10%) as compared to the same period in 2008. Foreclosed assets expense for the fourth quarter of 2009 was $15.2 million, as compared to $2.9 million and $3.5 million for the third quarter of 2009 and fourth quarter of 2008, respectively. Included in the fourth quarter 2009 amount was $13.0 million of valuation adjustments based upon updated appraisals, $588 thousand of legal fees and $1.6 million of expense related to property taxes, insurance and maintenance. Other non-interest expense for the fourth quarter of 2009 was $3.5 million, as compared to $2.5 million for the prior quarter and $5.0 million for the same period in 2008. Factors contributing to the growth in the other expense category over the prior quarter included increases in professional fees associated with regulatory compliance and capital raising efforts ($268 thousand), other operational losses ($264 thousand), provision for unfunded commitments ($122 thousand), and insurance ($97 thousand).

For the year ended December 31, 2009, total non-interest expense excluding goodwill impairment would have been $92.2 million, an increase of $7.5 million from the prior year, with goodwill impairment charges also excluded from the prior year expense. The increase is related to the foreclosed assets expense which increased $16.6 million, due mainly to $16.7 million of valuation adjustments taken during the year, and the FDIC assessment expense, which increased $5.1 million due to a special assessment and increased quarterly assessments. These increases were partially offset by a reduction in salaries and employee benefits of $7.9 million, which is a result of the Company’s ongoing cost savings initiatives.

The efficiency ratio for the quarter ended December 31, 2009 was 95%, as compared to 84% in the prior quarter and 120% for the similar quarter of the prior year.

Income Taxes:

As a result of the Company’s current going concern status, since December 31, 2008, all tax benefits from operating losses in 2009 have been deferred and all deferred taxes have been fully reserved. The ability of the Company to recognize any tax benefit from its deferred tax assets in the future, even if it is successful in raising additional capital and attaining future operating profitability, will be limited by the current Internal Revenue Code and is not expected to provide a material positive impact on the regulatory capital ratios of the Company or Bank. During the year and quarter ended December 31, 2009, the Company has recorded a tax benefit of $13.2 million based upon a recently enacted tax law change that extended the net operating loss carry-back period to five years, subject to certain limitations.

AWBC – 2009 Q4 Results

February 19, 2010

Capital and Regulatory Matters:

At December 31, 2009, total stockholders’ equity was $19.6 million and total tangible shareholders’ equity was $9.0 million, or $0.52 per share. The Company’s tangible equity ratio (tangible equity divided by tangible assets) was 0.5% as of December 31, 2009. At December 31, 2009, the Bank was classified as “significantly undercapitalized” for regulatory capital purposes. The Company and Bank’s regulatory capital ratios as of December 31, 2009 are included in this release.

On February 18, 2010, the Company and Bank engaged Cappello Capital Corp. of Santa Monica, California, to serve as its financial advisor in connection with a recapitalization. Sandler O’Neill & Partners, LP, which was originally engaged to serve as the Company’s financial advisor for capital raising efforts during 2008, has agreed to continue its efforts to secure commitments from prospective investors in cooperation with Cappello. “We are excited about the prospect of working with Cappello Capital to present AmericanWest’s opportunities to potential investors,” commented Rusnak. “Cappello Capital is an internationally recognized investment bank with an impressive track record in the arena of private equity investments in public companies, decades of successful transaction experience and a client base spanning the globe. I am looking forward to working with the experienced professionals at Cappello to present AmericanWest’s investment thesis to a new investor audience that does not have a government assistance prerequisite. While there can be no assurance of a successful transaction, we are convinced that the combination of the advice and assistance from Cappello Capital with the progress we have made to date with Sandler O’Neill will provide AmericanWest with the best platform for pursuing a successful recapitalization.”

On May 11, 2009, AmericanWest Bank, the wholly-owned operating subsidiary of the Company (Bank), stipulated to entry of an Order to Cease and Desist (Order) by the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions, Division of Banks. Management believes the Bank is in compliance with all but two provisions contained in the Order. First, the Bank did not attain the required Tier 1 leverage capital ratio of 10% within the required 120 day period, which expired on September 8, 2009. The amount of additional capital required to attain the prescribed Tier 1 leverage ratio as of December 31, 2009 was approximately $120.7 million (please refer to the Consolidated Financial Highlights section of this release for additional information on regulatory capital ratios). Second, the ratio of assets classified as substandard or doubtful noted in the most recent report of examination was not reduced to the required level of 75% of capital by September 8, 2009. The respective ratio was 113% as of December 31, 2009. Although the amount of assets so classified has been reduced by $123.2 million since December 31, 2008, the decrease in the Bank’s regulatory capital resulting from operating losses has impeded the Bank’s ability to achieve the requirements of this provision within the specified timeframe.

On September 15, 2009, the Company entered into a Written Agreement with the Federal Reserve Bank of San Francisco. Substantially all of the requirements of the Written Agreement are similar to requirements imposed on the Company and the Bank pursuant to other regulatory orders and agreements, and the Company and the Bank have been operating in a manner consistent with those requirements.

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, which includes Far West Bank in Utah operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 58 financial centers located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

AWBC – 2009 Q4 Results

February 19, 2010

The press release contains certain non-GAAP measures which management believes provide investors with information useful in understanding the financial performance. Readers of this release are urged to review the non-GAAP financial measures in conjunction with the GAAP results as reported. Management believes tangible stockholders’ equity and the tangible equity ratio are meaningful measures of capital adequacy. Tangible stockholders’ equity is calculated as total stockholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. The tangible equity ratio is calculated as tangible stockholders’ equity divided by tangible assets. The press release also contains non-GAAP measures related to eliminating the effects of goodwill impairment and intangible balances on certain amounts and ratios presented herein. Management believes these measures are meaningful to investors in understanding the financial performance during the periods presented.

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the Company’s ability to improve its regulatory capital ratios and the Company’s projections regarding asset quality trends and foreclosed assets activity. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

AWBC – 2009 Q4 Results

February 19, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Operations:

	For the three months ended:
	12/31/2009	9/30/2009	12/31/2008
INTEREST INCOME
Interest and fees on loans	$19,596	$21,056	$25,311
Interest on securities	564	650	778
Other interest income	164	88	114

TOTAL INTEREST INCOME	20,324	21,794	26,203

INTEREST EXPENSE
Interest on deposits	5,214	5,995	8,973
Interest on borrowings	1,223	1,409	2,108

TOTAL INTEREST EXPENSE	6,437	7,404	11,081

NET INTEREST INCOME	13,887	14,390	15,122
Loan loss provision	15,850	9,000	40,320

NET INTEREST (LOSS) INCOME AFTER LOAN LOSS PROVISION	(1,963)	5,390	(25,198)

NON-INTEREST INCOME
Fees and service charges on deposits	2,276	2,468	2,571
Fees on mortgage loan sales, net	1,006	921	660
Other	172	1,289	843

TOTAL NON-INTEREST INCOME	3,454	4,678	4,074

NON-INTEREST EXPENSE
Salaries and employee benefits	7,600	8,088	10,494
Foreclosed real estate and other foreclosed assets expense	15,151	2,879	3,501
Impairment of goodwill	—	18,852	—
FDIC assessment	1,683	1,762	2,035
Equipment expense	1,790	1,858	2,033
Occupancy expense, net	1,763	1,623	1,920
Amortization of intangible assets	716	716	863
State business and occupation tax	137	155	262
Impairment of premises and securities	16	75	1,185
Other	3,464	2,453	5,012

TOTAL NON-INTEREST EXPENSE	32,320	38,461	27,305

LOSS BEFORE PROVISION FOR INCOME TAX	(30,829)	(28,393)	(48,429)
BENEFIT FOR INCOME TAX	(13,160)	—	9,267

NET LOSS	$(17,669)	$(28,393)	$(57,696)

Basic loss per common share	$(1.03)	$(1.65)	$(3.35)
Diluted loss per common share	$(1.03)	$(1.65)	$(3.35)
Basic weighted average shares outstanding	17,213	17,213	17,213
Diluted weighted average shares outstanding	17,213	17,213	17,213

Ending book value per share	$1.14	$2.18	$5.22
Ending tangible book value per share	$0.52	$1.52	$3.34
Ending shares outstanding	17,213	17,213	17,213

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AWBC – 2009 Q4 Results

February 19, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Operations:

	For the years ended:
	12/31/2009	12/31/2008
INTEREST INCOME
Interest and fees on loans	$84,704	$116,028
Interest on securities	2,657	3,272
Other interest income	349	370

TOTAL INTEREST INCOME	87,710	119,670

INTEREST EXPENSE
Interest on deposits	25,575	35,217
Interest on borrowings	6,009	10,499

TOTAL INTEREST EXPENSE	31,584	45,716

NET INTEREST INCOME	56,126	73,954
Loan loss provision	50,330	97,170

NET INTEREST INCOME (LOSS) AFTER LOAN LOSS PROVISION	5,796	(23,216)

NON-INTEREST INCOME
Fees and service charges on deposits	9,279	10,870
Fees on mortgage loan sales, net	7,005	3,843
Other	4,644	3,954

TOTAL NON-INTEREST INCOME	20,928	18,667

NON-INTEREST EXPENSE
Salaries and employee benefits	33,444	41,332
Foreclosed real estate and other foreclosed assets expense	20,869	4,241
Impairment of goodwill	18,852	109,000
FDIC assessment	7,776	2,711
Equipment expense	7,520	8,052
Occupancy expense, net	7,098	7,362
Amortization of intangible assets	2,864	3,475
State business and occupation tax	632	1,120
Impairment of premises and securities	202	1,185
Other	11,751	15,139

TOTAL NON-INTEREST EXPENSE	111,008	193,617

LOSS BEFORE PROVISION FOR INCOME TAX	(84,284)	(198,166)
BENEFIT FOR INCOME TAX	(13,160)	(5,806)

NET LOSS	$(71,124)	$(192,360)

Basic loss per common share	$(4.13)	$(11.18)
Diluted loss per common share	$(4.13)	$(11.18)
Basic weighted average shares outstanding	17,213	17,211
Diluted weighted average shares outstanding	17,213	17,211

Ending book value per share	$1.14	$5.22
Ending tangible book value per share	$0.52	$3.34
Ending shares outstanding	17,213	17,213

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AWBC – 2009 Q4 Results

February 19, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:

	12/31/2009	9/30/2009	12/31/2008
ASSETS
Cash and due from banks	$38,553	$35,335	$40,927
Overnight interest bearing deposits with other banks	163,033	164,099	26,058

Cash and cash equivalents	201,586	199,434	66,985

Securities, available-for-sale at fair value	48,986	52,841	65,270

Loans, net of allowance for loan losses	1,231,300	1,336,280	1,577,106

Loans, held for sale	6,565	15,335	12,265
Accrued interest receivable	6,515	7,615	8,193
FHLB stock	10,267	10,267	8,286
Premises and equipment, net	35,877	36,956	41,385
Foreclosed real estate and other foreclosed assets	53,383	56,286	15,781
Bank owned life insurance	31,207	30,958	30,193
Goodwill	—	—	18,852
Intangible assets	10,603	11,319	13,467
Other assets	19,264	6,140	16,840

TOTAL ASSETS	$1,655,553	$1,763,431	$1,874,623

LIABILITIES
Non-interest bearing demand deposits	$305,996	$291,683	$321,552
Interest bearing deposits:
NOW, savings accounts and MMDA	574,133	593,926	559,666
Time, $100,000 and over	177,376	216,150	342,022
Other time	448,035	450,561	350,293

TOTAL DEPOSITS	1,505,540	1,552,320	1,573,533
FHLB advances	63,600	109,100	139,668
Other borrowings	83	104	3,294
Junior subordinated debt	41,239	41,239	41,239
Accrued interest payable	7,369	6,775	7,677
Other liabilities	18,117	16,354	19,424

TOTAL LIABILITIES	1,635,948	1,725,892	1,784,835

STOCKHOLDERS’ EQUITY
Preferred stock, no par	—	—	—
Common stock, no par	253,431	253,426	253,450
Accumulated deficit	(234,888)	(217,219)	(163,764)
Accumulated other comprehensive income, net of tax	1,062	1,332	102

TOTAL STOCKHOLDERS’ EQUITY	19,605	37,539	89,788

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,655,553	$1,763,431	$1,874,623

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AWBC – 2009 Q4 Results

February 19, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	GAAP	GAAP	Non-GAAP (1)	GAAP
	12/31/2009	9/30/2009	9/30/2009	12/31/2008
Quarterly Financial Ratios, annualized:
Return on average assets	-4.07%	-6.35%	-2.13%	-11.82%
Return on average equity	-207.62%	-175.40%	-58.94%	-160.22%
Return on tangible average equity	-307.73%	-332.28%	-111.66%	-207.73%
Efficiency ratio (2)	94.88%	83.98%		119.51%
Non-interest income to average assets	0.80%	1.05%		0.83%
Non-interest expenses to average assets	7.44%	8.60%		5.59%
Net interest margin to average earning assets (3)	3.54%	3.54%		3.39%

	Year Ended
	GAAP	Non-GAAP (1)	GAAP	Non-GAAP (1)
	12/31/2009	12/31/2009	12/31/2008	12/31/2008
Year to Date Financial Ratios, annualized:
Return on average assets	-3.98%	-2.92%	-9.32%	-4.04%
Return on average equity	-110.79%	-81.43%	-83.46%	-36.17%
Return on tangible average equity	-186.61%	-137.15%	-149.54%	-64.81%
Efficiency ratio (2)	88.80%		83.03%
Non-interest income to average assets	1.17%		0.90%
Non-interest expenses to average assets	6.21%		9.38%
Net interest margin to average earning assets (3)	3.43%		4.03%

(1)	Excludes goodwill impairment.
(2)	Excludes intangible amortization and foreclosed assets expenses.
(3)	Presented on a tax equivalent basis for tax exempt securities.

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AWBC – 2009 Q4 Results

February 19, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	12/31/2009	9/30/2009	12/31/2008
Loan Portfolio:
Commercial real estate	$627,984	$620,169	$630,540
Construction, land development and other land	168,454	229,420	388,381
Commercial and industrial	130,705	147,548	215,776
Residential real estate	183,320	189,651	200,047
Agricultural	142,404	163,895	160,944
Installment and other	19,040	20,402	28,777

Total loans	1,271,907	1,371,085	1,624,465
Allowance for loan losses	(38,999)	(32,991)	(44,722)
Deferred loan fees, net of deferred costs	(1,608)	(1,814)	(2,637)

Net loans	$1,231,300	$1,336,280	$1,577,106

Non-performing Assets:
Accruing loans over 90 days past due (1)	$0	$0	$0
Non-accrual loans (1)	105,271	100,068	91,744

Total non-performing loans	$105,271	$100,068	$91,744
Foreclosed real estate and other foreclosed assets	53,383	56,286	15,781

Total non-performing assets	$158,654	$156,354	$107,525

Restructured loans (2)	$6,995	$—	$—

Allowance for Credit Losses:
Allowance for loan losses	$38,999	$32,991	$44,722
Reserve for unfunded commitments	456	402	660

Allowance for credit losses	$39,455	$33,393	$45,382

Credit Quality Ratios:
Non-performing loans to total gross loans (1)	8.28%	7.30%	5.65%
Non-performing assets to total assets (1)	9.58%	8.87%	5.74%
Allowance for loan loss to total gross loans	3.07%	2.41%	2.75%
Allowance for credit losses to total gross loans	3.10%	2.44%	2.79%
Allowance for credit losses to non-performing loans (1)	37.48%	33.37%	49.47%

(1)	Amounts and ratios shown net of government guarantees on non-performing loans of $2.6 million, $1.4 million, and $1.6 million, respectively.
(2)	Represents accruing restructured loans performing according to their restructured terms.

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AWBC – 2009 Q4 Results

February 19, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended			Year Ended
	12/31/2009	9/30/2009	12/31/2008	12/31/2009	12/31/2008
Allowance for Loan Losses:
Balance, beginning of period	$32,991	$32,690	$36,573	$44,722	$25,258
Loan loss provision	15,850	9,000	40,320	50,330	97,170
Loans charged-off	(12,550)	(9,182)	(32,235)	(59,904)	(78,560)
Recoveries	2,708	483	64	3,851	854

Balance, end of period	$38,999	$32,991	$44,722	$38,999	$44,722

Reserve for Unfunded Commitments:
Balance, beginning of period	$402	$470	$968	$660	$1,374
Provision for unfunded commitments	54	(68)	(308)	(204)	(714)

Balance, end of period	$456	$402	$660	$456	$660

Net charge-offs to average gross loans (1)	2.92%	2.40%	7.61%	3.78%	4.43%
Provision for loan losses to average gross loans (1)	4.70%	2.48%	9.54%	3.39%	5.54%

(1)	Ratios are annualized.

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AWBC – 2009 Q4 Results

February 19, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Quarter to Date Net Interest Margin:	Three Months Ended
	December 31, 2009			September 30, 2009			December 31, 2008
	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,338,605	$19,596	5.81%	$1,440,940	$21,056	5.80%	$1,681,407	$25,311	5.99%
Taxable securities	42,980	476	4.39%	40,745	509	4.96%	46,348	584	5.01%
Non-taxable securities (2)	8,319	134	6.39%	13,755	213	6.14%	19,631	293	5.94%
FHLB Stock	10,267	—	0.00%	10,267	—	0.00%	8,642	—	0.00%
Overnight deposits with other banks and other	163,377	164	0.40%	113,394	88	0.31%	30,373	114	1.49%

Total interest earning assets	1,563,548	20,370	5.17%	1,619,101	21,866	5.36%	1,786,401	26,302	5.86%

Non-interest earning assets	159,589			156,225			156,112

Total assets	$1,723,137			$1,775,326			$1,942,513

Liabilities
Interest bearing demand deposits	$222,973	$233	0.41%	$181,837	$203	0.44%	$129,775	$165	0.51%
Savings and MMDA deposits	377,069	997	1.05%	392,484	1,262	1.28%	440,645	2,110	1.90%
Time deposits	649,257	3,984	2.43%	667,880	4,530	2.69%	701,265	6,698	3.80%

Total interest bearing deposits	1,249,299	5,214	1.66%	1,242,201	5,995	1.91%	1,271,685	8,973	2.81%

Overnight borrowings	9,853	20	0.81%	46,126	96	0.83%	12,393	43	1.38%
Junior subordinated debt	41,239	631	6.07%	41,239	633	6.09%	41,239	701	6.76%
Other borrowings	60,696	572	3.74%	68,530	680	3.94%	138,622	1,364	3.91%

Total interest bearing liabilities	1,361,087	6,437	1.88%	1,398,096	7,404	2.10%	1,463,939	11,081	3.01%

Non-interest bearing demand deposits	302,981			287,000			309,047
Other non-interest bearing liabilities	25,305			26,008			26,266

Total liabilities	1,689,373			1,711,104			1,799,252
Stockholders’ Equity	33,764			64,222			143,261

Total liabilities and stockholders’ equity	$1,723,137			$1,775,326			$1,942,513

Net interest income and spread		$13,933	3.29%		$14,462	3.26%		$15,221	2.85%

Net interest margin to average earning assets			3.54%			3.54%			3.39%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.
(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2009 Q4 Results

February 19, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Year to Date Net Interest Margin:	Year Ended
	December 31, 2009			December 31, 2008
	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,482,606	$84,704	5.71%	$1,754,209	$116,028	6.61%
Taxable securities	42,307	2,053	4.85%	49,863	2,494	5.00%
Non-taxable securities (2)	14,832	915	6.17%	19,450	1,177	6.05%
FHLB Stock	10,099	—	0.00%	9,303	97	1.04%
Overnight deposits with other banks and other	94,790	349	0.37%	12,680	273	2.15%

Total interest earning assets	1,644,634	88,021	5.35%	1,845,505	120,069	6.51%

Non-interest earning assets	144,325			219,468

Total assets	$1,788,959			$2,064,973

Liabilities
Interest bearing demand deposits	$172,634	$724	0.42%	$135,167	$712	0.53%
Savings and MMDA deposits	401,026	5,471	1.36%	498,807	9,904	1.99%
Time deposits	667,261	19,380	2.90%	618,594	24,601	3.98%

Total interest bearing deposits	1,240,921	25,575	2.06%	1,252,568	35,217	2.81%

Overnight borrowings	48,621	438	0.90%	51,109	1,564	3.06%
Junior subordinated debt	41,239	2,547	6.18%	41,239	2,762	6.70%
Other borrowings	75,101	3,024	4.03%	146,170	6,173	4.22%

Total interest bearing liabilities	1,405,882	31,584	2.25%	1,491,086	45,716	3.07%

Non-interest bearing demand deposits	292,974			319,089
Other non-interest bearing liabilities	25,908			24,308

Total liabilities	1,724,764			1,834,483
Stockholders’ Equity	64,195			230,490

Total liabilities and stockholders’ equity	$1,788,959			$2,064,973

Net interest income and spread		$56,437	3.10%		$74,353	3.44%

Net interest margin to average earning assets			3.43%			4.03%

(1)	Includes loans held for sale and non-performing loans in average loans. Interest income includes loan fee income.
(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2009 Q4 Results

February 19, 2010

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Capital Ratios:	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total capital to risk weighted assets:
Company	$28,206	2.02%	$111,741	8.00%	N/A	N/A
Bank	69,146	4.96%	111,610	8.00%	$139,512	10.00%

Tier I capital to risk weighted assets:
Company	14,103	1.01%	55,870	4.00%	N/A	N/A
Bank	51,435	3.69%	55,805	4.00%	83,707	6.00%

Leverage capital, Tier I capital to average assets:
Company	14,103	0.82%	68,501	4.00%	N/A	N/A
Bank	51,435	3.01%	68,437	4.00%	85,546	5.00%

The amounts and corresponding ratios set forth in the table above for both “adequately capitalized” and “well capitalized” information are based upon Federal banking regulations. As a result of the Bank being subject to the Order discussed above, it will not be immediately considered “well capitalized” by the FDIC upon attaining the corresponding ratios shown in the table.

Contacts:

AmericanWest Bancorporation

Patrick J. Rusnak

President and CEO

509.232.1963

prusnak@awbank.net

or

Kelly McPhee

Communications Manager

509.232.1968

kmcphee@awbank.net

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